Employee Annual Incentive Plan

Plan Document

Plan Effective: January 1, 2004

Last PROPOSED Revision: June 11, 2012

■ Denotes that confidential information has been omitted pursuant to a request for confidential treatment and such confidential information has been filed separately with the Securities Exchange Commission.

Last amendment: June 11, 2012

Employee Annual Incentive Plan

I. Introduction/Purpose

This Employee Annual Incentive Plan has been developed as a meaningful compensation tool for employees at all levels, who through high levels of performance, contribute to the success and profitability of The Juniata Valley Bank. The Plan is designed to support organizational objectives, financial goals, and the best interests of the shareholders as defined in the Bank’s Strategic Plan, by making available additional, variable, and contingent at-risk compensation, in the form of cash awards.

The Employee Annual Incentive Plan is based upon the achievement of required financial targets and other defined objectives consistent with those contained in the Strategic Plan. The formulas and awards have been carefully constructed to integrate the interests of the shareholder as well as enable the Bank to attract, retain, and motivate high quality personnel and support the continued growth and profitability of Juniata Valley Financial Corp (Company).

The Plan is not meant to be a substitute for salary increases, but supplemental to base salary and a reward for performance that contributes to outstanding levels of long-term achievement.

II. Plan Year

The Plan year for this program will be the calendar year. The effective date of the Plan is January 1, 2004. The performance measures for this will be determined, calculated and approved annually.

III. Participation

In order to be eligible, an individual must meet the following criteria:

•	Must have been employed prior to July 1 of the Plan year;

•	Must be employed in a full-time or part-time position; and

•	Must receive an overall rating of “Good” or better on his/her most recent individual performance evaluation prior to the Plan year award.

Last amendment: June 11, 2012	Page 2 of 6

A participant's eligibility ceases at termination of employment (other than retirement, death or disability), and the participant will not receive any awards under the Plan for the year of termination. Termination as a result of retirement (as defined in the company’s retirement plans), death, or disability will provide pro-rated awards in the Plan through the last working date for the year in which termination occurred. If the participant dies during the Plan year, his/her designated beneficiary shall receive a pro-rated share of any award for which he/she would have been eligible.

Due to the various levels of responsibility of the positions within the Bank, the Board of Directors has selected the following Tiers of participation for the Employee Annual Incentive Plan. These tiers will generally be based upon position responsibility and grade level.

Tier 1 – President and Chief Executive Officer

Tier 2 – Executive Vice President/Chief Financial Officer

Tier 3 –■

Tier 4 – ■)

Tier 5 – ■

IV. Performance Factors

The annual portion of the Plan is based upon company financial performance factors which may change from year to year. In general, these factors may be measures such as return on assets, return on equity, net income, earnings per share or similar indicators. The factors and weighing of the factors are determined at the beginning of each Plan year. Each factor has quantifiable objectives consisting of threshold, target and optimum goals. The Company’s financial performance factors for the current year can be found in Exhibit A.

V. Award Calculation and Distribution

Awards under the Plan are calculated according to determination of the established performance factors at year end. Company performance between the threshold and target, and target and optimum is interpolated. Awards are determined by taking the determined award percentage times eligible compensation.

With regard to discretionary changes to award amounts relative to individual performance, please reference the following:

•	Tier 4 ■

•	Tier 3 ■.

Last amendment: June 11, 2012	Page 3 of 6

•	Tier 2 (Executive Vice President/Chief Financial Officer) – After the award is calculated according to the financial performance factors, the President and Chief Executive Officer may increase or decrease the award up to 5% (of the calculated award amount) based on the participant’s individual performance for the year.

•	Tier 1 (President and Chief Executive Officer) – After the award is calculated according to the financial performance factors, the Board may increase or decrease the award up to 5% (of the calculated award amount) based on the participant’s individual performance for the year.

Bank performance below threshold will result in no awards being paid under the Plan. In the event this occurs, the President and Chief Executive Officer will have discretion to grant individual awards, with approval by the Board of Directors, for performance bonuses to those individuals who have achieved a high level of individual performance within their divisions.

Annual awards are paid in cash less normal payroll tax withholding. Awards will normally be paid within 90 days following the end of the Plan year. Awards will be paid within 75 days following the end of the plan year. Any participant terminating employment (except retirement, death, or disability) prior to the actual payment of the award will forfeit that award.

VI. Administration

Eligible Compensation for purpose of this Plan is defined as a participant’s W-2 gross wages net of any option activity results, taxable retirement earnings, prior year commissions and bonuses and any other imputed income resulting from employee benefits.

The Board of Directors of the Bank may amend the Plan at any time.

Once established, performance factors will remain in place for the year, unless the Board of Directors decides otherwise.

Participation, performance factors, thresholds, targets and any other participation features are established each Plan year and may change from year to year according to the strategic objectives of the bank.

The Plan does not constitute a contract of employment, and participation in the Plan does not give any employee the right to be retained by the Bank or any right or claim to an award under the Plan unless specifically accrued under the terms of this Plan.

Any right of a participant or his or her beneficiary to the payment of an award under this Plan may not be assigned, transferred, pledged or encumbered.

Any adjustments to the financial performance results utilized in this Plan because of extraordinary gains or losses or other items must be approved by the Board of Directors.

Last amendment: June 11, 2012	Page 4 of 6

VII. Plan Approval

This Plan has been amended and approved by the Board of Directors of Juniata Valley Financial Corp on

By
Board of Directors
Juniata Valley Financial Corp

Last amendment: June 11, 2012	Page 5 of 6

Exhibit A: Bank Performance Factors and Award Schedule

Plan Year 2013

2013 Goals

Performance Measures (Basic) Earnings Per Share (75%)
Threshold	Target	Optimum
$0.855	$.90	$.990
Return on Average Equity (25%)
Threshold	Target	Optimum
7.097%	7.47%	8.217%

2013 Award Schedule

	President & CEO	EVP/CFO
	Tier 1*	Tier 2*	Tier 3*	Tier 4	Tier 5
Min	12.00%	10.00%	■	■	■
Target	20.00%	16.00%	■	■	■
Max	30.00%	24.00%	■	■	■

NOTE: Awards will be interpolated for performance levels between threshold and target and target and maximum.

*Please see additional notes for these Tiers:

Tier 4 ■ .

Tier 3 ■

Tier 2 (Executive Vice President/Chief Financial Officer) – After the award is calculated according to the financial performance factors, the President and Chief Executive Officer may increase or decrease the award up to 10%* (of the calculated award amount) based on the participant’s individual performance for the year.

Tier 1 (President and Chief Executive Officer) – After the award is calculated according to the financial performance factors, the Board may increase or decrease the award up to 10% (of the calculated award amount) based on the participant’s individual performance for the year.

*All discretionary adjustments within the 10% (of the calculated award amount) being made by the President and Chief Executive Officer will be reviewed and approved by the Board of Directors.

Last amendment: June 19, 2012 Last Schedule A revision and approval: February 8, 2013